As filed with the Securities and Exchange Commission on August 15, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BEASLEY BROADCAST GROUP, INC.

(Exact name of issuer as specified in its charter)

Delaware	65-0960915
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Address of principal executive offices)

2007 Equity Incentive Award Plan

(Full title of the plan)

Caroline Beasley

Vice President, Chief Executive Officer and Secretary

Beasley Broadcast Group, Inc.

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Name and address of agent for service)

(239) 263-5000

(Telephone number, including area code, of agent for service)

Copy to:

Patrick H. Shannon

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.001 per share	4,000,000 shares	$7.98	$31,920,000	$979.94

(1)	The registration statement registers the issuance of 4,000,000 shares of common stock, which are issuable pursuant to the awards to be granted under the 2007 Equity Incentive Award Plan, and substitutions to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the Company’s common stock, in accordance with Rule 416(a) under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of $7.98 per share, the average of the high and low prices per share of the Common Stock on August 10, 2007, as reported on the Nasdaq Global Market.

PART I

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by Beasley Broadcast Group, Inc. (the “Company”), are incorporated as of their respective dates in this Registration Statement by reference:

1.	The Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 12, 2007 (File No. 000-29253).

2.	The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2007, filed with the Commission on May 8, 2007 (File No. 000-29253).

3.	The Company’s quarterly report on Form 10-Q for the three months ended June 30, 2007, filed with the Commission on August 8, 2007 (File No. 000-29253).

4.	The description of the Company’s Class A common stock incorporated by reference to the Company’s registration statement on Form 8-A filed with the Commission on January 31, 2000 (File No. 000-29253).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required to be filed with this registration.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock registered hereby has been passed upon by Joyce Fitch, who serves as General Counsel to the Company. Ms. Fitch is eligible to receive grants under the Plan.

Item 6.	Indemnification of Officers and Directors.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Company—by reason of the fact that the person is or was a director, officer, agent, or employee of the Company, or is or was serving at our request as a director, officer, agent, or employee or another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well as but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Both the Company’s Amended Certificate of Incorporation (the “Certificate”) and Third amended and restated Bylaws (the “Bylaws”) provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provisions have no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws.

The Certificate and Bylaws also generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party or is otherwise involved to any threatened, pending or completed action, suit investigation, administrative hearing or any other proceeding (each, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, including service with respect to an employee benefit plan, against all expense, liability and loss reasonably incurred and suffered by him in connection with such Proceeding. An advance of expenses incurred by such indemnified person in his or her capacity as a director or officer only, if and to the extent that the Board of Directors of the Company requires, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final adjudication that such person is not entitled to be indemnified for such expenses under the Certificate and Bylaws. The Company also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification insurance may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description
4.1	Amended certificate of incorporation of the Registrant. (1)

4.2	Third amended and restated Bylaws of the Registrant. (2)

4.3	2007 Equity Incentive Award Plan. (3)

5.1	Opinion of Joyce Fitch, General Counsel of the Company.

23.1	Consent of Crowe Chizek and Company LLC.

23.2	Consent of KPMG LLP.

23.3	Consent of Joyce Fitch, General Counsel of the Company (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A dated February 11, 2000. (File No. 333-91683).
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K dated February 13, 2001.
(3)	Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement dated April 27, 2007.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on August 15, 2007

BEASLEY BROADCAST GROUP, INC

By:	/s/ GEORGE G. BEASLEY
George G. Beasley Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Caroline Beasley as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ GEORGE G. BEASLEY George G. Beasley	Chairman of the Board of Directors and Chief Executive Officer	August 15, 2007

/s/ BRUCE G. BEASLEY Bruce G. Beasley	President, Chief Operating Officer and Director	August 15, 2007

/s/ ALLEN B. SHAW Allen B. Shaw	Vice Chairman of the Board of Directors	August 15, 2007

/s/ CAROLINE BEASLEY Caroline Beasley	Vice President, Chief Financial Officer, Treasurer, Secretary and Director	August 15, 2007

/s/ BRIAN E. BEASLEY Brian E. Beasley	Vice President of Operations and Director	August 15, 2007

/s/ JOE B. COX Joe B. Cox	Director	August 15, 2007

/s/ MARK S. FOWLER Mark S. Fowler	Director	August 15, 2007

/s/ HERBERT W. MCCORD Herbert W. McCord	Director	August 15, 2007